Exhibit 10.1

AMENDMENT 2006-1

TO THE

IMMUNICON CORPORATION

AMENDED AND RESTATED EQUITY COMPENSATION PLAN

WHEREAS, the Immunicon Corporation (the “Company”) maintains the Immunicon Corporation Amended and Restated Equity Compensation Plan (the “Plan”) for the benefit of its eligible employees, non-employee directors, consultants and advisors;

WHEREAS, since the adoption of the Plan, shares of the Company’s Common Stock, par value $0.001 per share, (“Common Stock”) have been issued to eligible participants consistent with the terms and conditions of the Plan; and

WHEREAS, in consideration of the number of unissued shares of Common Stock remaining in the Plan and the anticipated number of shares of Common Stock to be issued or transferred under the Plan during the foreseeable future, the Board of Directors of the Company desires to amend the Plan to increase the total number of shares of Common Stock authorized for issuance or transfer under the Plan by an additional 250,000 shares, to a total of 4,516,667 shares.

NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Company’s stockholders, the Plan is hereby amended as follows:

The first sentence of Section 3(a) of the Plan is hereby amended in its entirety to read as follows:

“Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 4,516,667 shares, which number of shares is inclusive of any shares issued or transferred under the Plan prior to the Effective Date (the “Share Amount”).”

IN WITNESS WHEREOF, to record the adoption of this Amendment 2006-1 to the Plan, the Company has caused the execution of this instrument on this 7th day of June, 2006.

Attest:	IMMUNICON CORPORATION

/s/ James L. Wilcox	By:	/s/ James G. Murphy
	Title:	Senior Vice President, Finance and
Administration and Chief Financial Officer